Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports First Quarter Net Income of $23.4 Million and 5% Annualized Average Loan Growth

Warsaw, Indiana (April 25, 2024) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $23.4 million for the three months ended March 31, 2024, which represents a decrease of $877,000, or 4%, compared with net income of $24.3 million for the three months ended March 31, 2023. Diluted earnings per share were $0.91 for the first quarter of 2024 and decreased 3% compared to $0.94 for the first quarter of 2023. On a linked quarter basis, net income decreased $6.2 million, or 21%, from fourth quarter 2023 net income of $29.6 million. Diluted earnings per share decreased from $1.16, or 22%.

Net income for the first quarter of 2024 benefited from the recognition of $1.0 million in additional insurance recoveries associated with the wire fraud loss that occurred during the second quarter of 2023. This created an after-tax benefit of $0.03 diluted earnings per common share for the first quarter of 2024. This recovery was in addition to insurance and loss recoveries of $6.3 million, or $0.18 diluted earnings per common share, that were recorded during the fourth quarter of 2023. Adjusting for these recoveries, the company's core operational profitability, a non-GAAP financial measure that excludes the impact of the wire fraud loss, insurance and loss recoveries and other related effects, was $22.7 million for the first quarter of 2024, a decrease of $1.6 million, or 7%, compared to the first quarter of 2023. Core operational diluted earnings per common share, a non-GAAP financial measure, were $0.88 for the first quarter of 2024, representing a 6% decrease, from the first quarter of 2023. Core operational profitability decreased $2.6 million, or 10%, from $25.2 million for the fourth quarter of 2023. Core operational diluted earnings per common share decreased 10% from $0.98 on a linked quarter basis.

“We have entered 2024 with good momentum on the critical goal of continuing our long history of healthy organic balance sheet growth. With annual loan growth of 5% in the quarter, we are off to a fine start. While the prevailing interest rate environment continues to put pressure on our net interest margin, the Lake City Bank team did a terrific job of identifying revenue growth opportunities and diligently managing expenses. Despite the pressure on our net interest margin, we continue to focus on our future growth through investments in people, technology, and new branch office opportunities,” observed David M. Findlay, Chairman and Chief Executive Officer.

Quarterly Financial Performance

First Quarter 2024 versus First Quarter 2023 highlights:

•Return on average equity of 14.59%, compared to 16.81%
•Return on average assets of 1.44%, compared to 1.54%
•Tangible book value per share grew by $1.69, or 7%, to $25.05
•Average loans grew by $245.6 million, or 5%
•Average investments declined by $91.7 million, or 7%
•Core deposit growth of $75.2 million, or 1%
•Average interest-bearing deposits grew by $531.3 million, or 14%, to $4.4 billion
•Noninterest income grew by $2.3 million, or 22%
•Noninterest expense grew by $1.3 million, or 4%
•Provision expense of $1.5 million, compared to $4.4 million
•Net charge offs of $312,000 versus $5.7 million, a decline of $5.4 million, or 95%
•Nonperforming loans declined by $3.0 million, or 17%, from $17.7 million to $14.8 million
•Watch list loans as a percentage of total loans declined to 3.67% from 3.68%
•Total risk-based capital ratio of 15.46%, compared to 15.21%
•Cash dividends per share increased by $0.02, or 4%, to $0.48 per share

•Tangible capital ratio of 9.80%, compared to 9.34%
•Tangible common equity growth of $45.0 million, or 8%

First Quarter 2024 versus Fourth Quarter 2023 highlights:

•Return on average equity of 14.59%, compared to 20.52%
•Return on average assets of 1.44%, compared to 1.80%
•Average loans grew by $91.3 million, or 2%
•Average equity increased by $72.4 million, or 13%
•Net interest income declined by $1.2 million, or 2%
•Net charge offs of $312,000 versus $433,000
•Nonperforming loans declined by $945,000, or 6%, from $15.7 million to $14.8 million
•Watch list loans as a percentage of total loans declined to 3.67%, from 3.72%
•Average equity to average assets of 9.84%, compared to 8.79%
•Total risk-based capital ratio remains unchanged at 15.46%
•Average equity to average assets increased to 9.84%, compared to 8.79%
•Cash dividends per share increased by $0.02, or 4%, to $0.48 per share
•Tangible capital ratio of 9.80%, compared to 9.91%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 15.46% at March 31, 2024, compared to 15.21% at March 31, 2023 and 15.47% at December 31, 2023. These capital levels are well in excess of the 10.00% regulatory threshold required to be characterized as “well capitalized” and reflect the company's exceptionally strong capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 9.80% at March 31, 2024, compared to 9.34% at March 31, 2023 and 9.91% at December 31, 2023. Unrealized losses from available-for-sale investment securities were $189.9 million at March 31, 2024, compared to $188.5 million at March 31, 2023 and $174.6 million at December 31, 2023. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, was 12.03% at March 31, 2024, compared to 11.63% at March 31, 2023 and 11.99% at December 31, 2023.

Kristin L. Pruitt, President stated, “Our robust capital position supports our capacity to broaden our organic balance sheet growth strategy. We manage our balance sheet for the long-term and our conservative approach has created a very strong balance sheet.”

As announced on April 9, 2024, the board of directors approved a cash dividend for the first quarter of $0.48 per share, payable on May 6, 2024, to shareholders of record as of April 25, 2024. The first quarter dividend per share represents a 4% increase from the $0.46 dividend per share paid for the first quarter of 2023 and fourth quarter of 2023.

Loan Portfolio

Average total loans of $4.97 billion in the first quarter of 2024, an increase of $245.6 million, or 5%, from $4.73 billion for the first quarter of 2023, and an increase of $91.3 million, or 2%, from $4.88 billion for the fourth quarter of 2023.

Total loans increased by $242.6 million, or 5%, from $4.75 billion as of March 31, 2023, to $5.00 billion as of March 31, 2024. The increase in loans was driven by increases to commercial real estate and multi-family residential loans of $211.7 million, or 9%, and consumer loans of $50.2 million, or 10%. On a linked quarter basis, total loans increased by $81.0 million, or 2%, from $4.92 billion as of December 31, 2023. The linked quarter increase was a result of growth in commercial and industrial loans of $56.5 million, or 4%, and growth in commercial real estate and multi-family residential loans of $39.9 million, or 2%.

Findlay added, “Commercial and industrial loans led our loan expansion in the first quarter as we experienced growth in both working capital lines of credit and non-working capital loans versus the fourth quarter of 2023. Average loan growth on a linked quarter basis was a healthy 8% when annualized, and it was well-diversified. In addition, we continued our aggressive business development efforts with our calling program, creating the foundation for future relationship growth and market share expansion.”

Commercial loan originations for the first quarter included approximately $447.0 million in loan originations, offset by approximately $372.0 million in commercial loan pay downs. Line of credit usage decreased to 39% at March 31, 2024, compared to 40% at March 31, 2023, and remained unchanged from 39% at December 31, 2023. Total available lines of credit expanded by $52.0 million, or 2%, as compared to a year ago, and line usage decreased by $48.0 million, or 3%, for the same period. The company has limited exposure to commercial office space borrowers, all of which are located in the bank’s Indiana markets. Loans totaling $73.6 million for this sector represented 1.5% of total loans at March 31, 2024, unchanged from December 31, 2023. Additionally, commercial real estate loans secured by multi-family residential properties and secured by non-farm non-residential properties were approximately 205% of total risk-based capital at March 31, 2024.

Diversified Deposit Base

The bank's diversified deposit base has remained stable on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	March 31, 2024		December 31, 2023		March 31, 2023
Retail	$1,770,007	31.5%	$1,794,958	31.4%	$1,894,707	34.3%
Commercial	2,117,536	37.7	2,227,147	38.9	2,105,512	38.2
Public fund	1,544,775	27.5	1,563,015	27.3	1,356,851	24.6
Core deposits	5,432,318	96.7	5,585,120	97.6	5,357,070	97.1
Brokered deposits	185,767	3.3	135,405	2.4	160,658	2.9
Total	$5,618,085	100.0%	$5,720,525	100.0%	$5,517,728	100.0%

Total deposits increased $100.4 million, or 2%, from $5.52 billion as of March 31, 2023 to $5.62 billion as of March 31, 2024. The increase in total deposits was driven by an increase in core deposits (which excludes brokered deposits) of $75.2 million, or 1%. Total core deposits at March 31, 2024 were $5.43 billion and represented 97% of total deposits, as compared to $5.36 billion and 97% at March 31, 2023. Brokered deposits were $185.8 million, or 3% of total deposits, at March 31, 2024, compared to $160.7 million, or 3% of total deposits, at March 31, 2023.

The change in composition of core deposits since March 31, 2023 reflects growth in commercial deposits and public funds deposits. Commercial deposits grew by $12.0 million to $2.12 billion, or 38% of total deposits. Public funds deposits grew by $187.9 million to $1.54 billion, or 28% of total deposits. Retail deposits contracted by $124.7 million, representing 32% of total deposits at $1.77 billion. Net retail outflows since March 31, 2023 reflect the continued utilization of deposits from peak savings levels during 2021.

Checking accounts by deposit sector, which include demand deposits and interest-bearing checking accounts, continue to maintain average balances that are higher than pre-pandemic levels. Since December 31, 2019, commercial checking account balances have grown by $886.1 million, or 80%, retail checking account balances have grown by $280.6 million, or 43%, and public fund checking account balances have grown by $479.5 million, or 57%.

Checking account trends compared to March 31, 2023 demonstrate average aggregate checking account balance growth of $110.1 million, or 9%, for aggregate public fund checking account balances and $14.3 million, or 1%, for aggregate commercial checking account balances, offset by a contraction of $72.9 million, or 7%, for aggregate retail checking account balances. The number of accounts also has grown for all three segments, with growth of 4% for commercial accounts, 2% for retail accounts and 16% for public fund accounts.

“Our deposit franchise has remained stable and well-diversified within our deposit segments. It’s good to see that average core deposits have grown on a year over year basis by $131.0 million, or 2%, in a very interesting deposit environment. We continue to benefit from the core deposit relationships we have with average deposits per account in each deposit segment continuing to remain elevated as compared to December 2019. Importantly, the number of retail and commercial checking accounts continues to grow while average balances per account trend back to normalized pre-pandemic levels,” commented Findlay.

On a linked quarter basis, total deposits decreased $102.4 million, or 2%, from $5.72 billion at December 31, 2023 to $5.62 billion at March 31, 2024. Core deposits decreased by $152.8 million, or 3%, while brokered deposits increased by $50.4 million, or 37%. Linked quarter contraction in core deposits resulted from decreases in commercial deposits of $109.6 million, or 5%, and decreases in retail deposits of $25.0 million, or 1%, and decreases in public fund deposits, of $18.2 million, or 1%. Demand deposits as a percent of total deposits declined to 22% at March 31, 2024 as compared to 28% at March 31, 2023 and from 24% at December 31, 2023.

Average total deposits were $5.63 billion for the first quarter of 2024, an increase of $142.8 million, or 3%, from $5.49 billion for the first quarter of 2023. Average interest-bearing deposits drove the increase to average total deposits, increasing $531.3 million, or 14%. Contributing to this increase were increases to average interest-bearing checking accounts of $289.8 million, or 11%, and average time deposits of $338.3 million, or 50%. Offsetting these increases was a decrease to average savings deposits of $96.9 million, or 25%. Average noninterest-bearing demand deposits decreased by $388.4 million, or 23%.
On a linked quarter basis, average total deposits decreased by $172.2 million, or 3%, from $5.80 billion for the fourth quarter of 2023 to $5.63 billion for the first quarter of 2024. Average noninterest-bearing demand deposits drove the decrease in linked quarter average deposits, decreasing by $100.3 million, or 7%. Additionally, total average interest-bearing deposit accounts decreased by $71.8 million, or 2%. Total time deposits drove the decrease in the linked quarter reduction of interest-bearing deposit accounts, decreasing by $34.0 million, or 3%. Interest-bearing checking accounts decreased by $26.6 million, or less than 1%, and savings accounts decreased by $11.2 million, or 4%.

Deposits not covered by FDIC deposit insurance were 54% as of March 31, 2024, compared to 57% at December 31, 2023, and 54% at March 31, 2023. Deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (which insures public fund deposits in Indiana), were 27% of total deposits as of March 31, 2024, compared to 31% at December 31, 2023, and 29% as of March 31, 2023. As of March 31, 2024, 98% of deposit accounts had deposit balances less than $250,000.

Liquidity Overview

The bank has robust liquidity resources. These resources include secured borrowings available from the Federal Home Loan Bank and the Federal Reserve Bank Discount Window. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, Federal Funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of March 31, 2024, the company had access to an aggregate of $3.1 billion in liquidity from these sources, compared to $3.0 billion at March 31, 2023 and $3.4 billion at December 31, 2023. Utilization from these sources totaled $385.8 million at March 31, 2024, compared to $360.7 million at March 31, 2023 and $185.4 million at December 31, 2023. Core deposits have historically represented, and currently represent, the primary funding resource of the bank at 93% of total deposits and purchased funds.

Investment Portfolio Overview

Total investment securities were $1.14 billion at March 31, 2024, reflecting a decrease of $92.1 million, or 7%, as compared to $1.24 billion at March 31, 2023. On a linked quarter basis, investment securities decreased $36.8 million, or 3%, due primarily to a combination of a decline in the fair value of available-for-sale securities of $15.3 million, paydowns, calls and maturities of $13.0 million and portfolio sales of $7.1 million. Investment securities represented 17% of total assets on March 31, 2024, compared to 19% on March 31, 2023 and 18% on December 31, 2023. Effective duration for the investment portfolio was 6.6 years at March 31, 2024, compared to 4.0 years at December 31, 2019 and 6.5 years at December 31, 2023. Effective duration of the portfolio extended following the deployment of excess liquidity to the investment portfolio and the rise in interest rates from the recent tightening cycle by the Federal Reserve. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12% to 14% during the period from 2014 through 2020. The company expects the investment securities portfolio as a percentage of assets to continue to decrease over time as the proceeds from pay downs, sales and maturities of these investment securities are used to fund loan portfolio growth and for general liquidity purposes. Furthermore, the company anticipates receiving principal and interest cash flows of approximately $77.0 million throughout the remainder of 2024.

Net Interest Margin

Net interest margin was 3.15% for the first quarter of 2024, representing a 39 basis point contraction from 3.54% for the first quarter of 2023. Earning assets yields increased by 58 basis points to 5.97% for the first quarter of 2024, up from 5.39% for the first quarter of 2023. The increase in earning asset yields was offset by an increase in the company's funding costs as interest expense as a percentage of average earning assets increased to 2.82% for the first quarter of 2024 from 1.85% for the first quarter of 2023, or an increase of 97 basis points. While earning asset yields have benefited from a 50 basis point increase in the target Federal Funds Rate between March 31, 2023 and 2024, the company has experienced an offsetting increase to funding costs as competition for deposits has increased throughout the industry. Notably, a deposit mix shift from noninterest bearing deposits to interest bearing deposits has further eroded net interest margin with noninterest bearing deposits as a percentage of total deposits declining to 22% at March 31, 2024, compared to 28% at March 31, 2023 and 24% at December 31, 2023.

Linked quarter net interest margin contracted by 8 basis points to 3.15% for the first quarter of 2024, compared to 3.23% for the fourth quarter of 2023. Average earning asset yields increased by 1 basis point from 5.96% during the fourth quarter of 2023 to 5.97% during the first quarter of 2024 and were offset by a 9 basis point increase in interest expense as a percentage of average earning assets. The increase in linked quarter interest expense was driven by continued upward pressure in deposit costs resulting from market competition and increased borrowing costs due to continued loan growth.

The cumulative loan beta, which measures the sensitivity of a bank's average loan yield to changes in short-term interest rates, is 55% for the current rate-tightening cycle, compared to 61% during the prior tightening cycle from 2016 through 2019. The cumulative deposit beta, which measures the sensitivity of a bank's deposit cost to changes in short-term interest rates, is 52% for the current rate-tightening cycle, compared to 45% during the prior tightening cycle.

“The bank’s robust liquidity position and long history of growing core deposits allows us to continue our focus on high-quality loan growth. Core deposit relationships are the bedrock of our balance sheet and will continue to be as we pursue future balance sheet growth,” noted Findlay. “While the higher for longer Federal Reserve Bank stance will enable us to reprice maturing fixed rate loans at today’s higher interest rates, we are looking forward to the potential for interest rate easing by the Federal Reserve as we expect it to positively impact loan demand on the commercial and retail lending fronts.”

Net interest income was $47.4 million for the first quarter of 2024, representing a decrease of $4.1 million, or 8%, as compared to the first quarter of 2023. On a linked quarter basis, net interest income decreased $1.2 million, or 2%, from $48.6 million for the fourth quarter of 2023.
Asset Quality

The company recorded a provision for credit losses expense of $1.5 million in the first quarter of 2024, a decrease of $2.8 million as compared to $4.4 million in the first quarter of 2023. On a linked quarter basis, the provision expense increased by $1.2 million, or 407%, from $300,000 for the fourth quarter of 2023. The linked quarter increase was driven by loan growth during the first quarter of 2024.

The ratio of allowance for credit losses to total loans was 1.46% at March 31, 2024, down from 1.50% at March 31, 2023, and remained unchanged from 1.46% at December 31, 2023. Net charge offs in the first quarter of 2024 were $312,000, compared to $5.7 million in the first quarter of 2023 and $433,000 during the linked fourth quarter of 2023. Annualized net charge offs to average loans were 0.03% for the first quarter of 2024, compared to 0.49% for the first quarter of 2023 and 0.04% for the linked fourth quarter of 2023.

Nonperforming assets decreased $2.7 million, or 15%, to $15.2 million as of March 31, 2024, versus $17.9 million as of March 31, 2023. On a linked quarter basis, nonperforming assets decreased $875,000, or 5%, compared to $16.1 million as of December 31, 2023. These decreases were driven primarily by the paydown of one nonaccrual relationship. The ratio of nonperforming assets to total assets at March 31, 2024 decreased to 0.23% from 0.28% at March 31, 2023 and from 0.25% at December 31, 2023.

Total individually analyzed and watch list loans increased by $8.5 million, or 5%, to $183.3 million as of March 31, 2024, versus $174.9 million as of March 31, 2023. On a linked quarter basis, total individually analyzed and watch list loans increased by $229,000, or less than 1%, from $183.1 million at December 31, 2023. Watch list loans as a percentage of total loans decreased by 1 basis point to 3.67% at March 31, 2024, compared to 3.68% at March 31, 2023, and decreased by 5 basis points from 3.72% at December 31, 2023 due primarily to loan growth.

Findlay added, “We are encouraged by the stable asset quality trends of the past four quarters. Unemployment in our Indiana footprint at 3.6% is lower than the national average of 3.8% and demand for labor in our footprint continues to be strong. We continue to follow our disciplined loan underwriting process. While our asset quality measures are near historic lows, we will continue to monitor the economic conditions on our 15 county Indiana footprint.”

Noninterest Income

The company’s noninterest income increased $2.3 million, or 22%, to $12.6 million for the first quarter of 2024, compared to $10.3 million for the first quarter of 2023. The increase in noninterest income was driven primarily by an increase in other income of $1.6 million, or 253%, due to the recognition of an insurance recovery of $1.0 million during the first quarter of 2024. Contributing further to the increase in other income was the recognition of a death benefit from the company's bank owned life insurance program, increased FHLB dividend income and increased limited partnership investment income. Additionally, bank owned life insurance income increased by $345,000, or 50%, wealth advisory fees increased by $255,000, or 12%, and mortgage banking income increased by $151,000. The increase to bank owned life insurance income was driven by an improvement in market valuation for the company's variable bank owned life insurance policies, which are tied to the performance of the equity markets. Wealth advisory fees benefited from new volume growth in addition to favorable market performance. The increase to mortgage banking income was attributable to growth in the company's mortgage pipeline, which favorably impacted secondary market loan sale gains and mortgage rate lock income.

Adjusted core noninterest income, a non-GAAP financial measure that excludes the impact of the $1.0 million insurance recovery, was $11.6 million for the first quarter of 2024, an increase of $1.3 million, or 13%, compared to the first quarter of 2023.

Noninterest income for the first quarter of 2024 decreased by $4.6 million, or 27%, on a linked quarter basis from $17.2 million during the fourth quarter of 2023. The linked quarter decrease was driven largely by a decrease in other income of $5.0 million, or 70%, as the majority of the loss and insurance recoveries related to the wire fraud loss, $6.3 million, were settled and recorded during the fourth quarter of 2023. Offsetting this decrease to other income were increases in FHLB dividend income and limited partnership income and the recognition of benefit income from the company's bank owned life insurance. Bank owned life insurance income increased by $296,000, or 40%, wealth advisory fees increased by $144,000, or 6%, and mortgage banking income increased by $122,000.

Adjusted core noninterest income for the first quarter of 2024 increased by $704,000, or 6%, compared to the linked fourth quarter adjusted core noninterest income of 2023.

Noninterest Expense

Noninterest expense increased $1.3 million, or 4%, to $30.7 million for the first quarter of 2024, compared to $29.4 million during the first quarter of 2023. The increase in noninterest expense during the quarter was driven by an increase in salaries and employee benefits of $770,000, or 5%. The increase to salaries and employee benefits expense was driven by increases to expenses for employee salaries, incentive pay, health insurance as well as deferred compensation expense linked to the increase in market valuation of the company's variable bank owned life insurance. Data processing fees and supplies expense increased $387,000, or 11%, from increased software as well as digital and core data processing expenses. Professional fees increased $342,000, or 16%, from continued investment in customer-facing and operational technology solutions. Other expense decreased $314,000, or 12%, due to a reduction in expenses related to credit card recourse reserve expense, telephone expense and semi-annual director share grant expense.

On a linked quarter basis, noninterest expense increased by $1.3 million, or 4%, from $29.4 million during the fourth quarter of 2023. Salaries and employee benefits increased $1.1 million, or 7%, from increases to salaries and benefits, incentive, health insurance and variable deferred compensation expense. These increases were offset by decreased long-term incentive expense. Corporate and business development expense increased, $504,000, or 57%, driven by the timing of advertising expense related to the company's annual marketing plan and community sponsorships. Net occupancy expense increased $254,000, or 17%, driven by higher weather-related maintenance expenses. Other expense decreased $767,000, or 25%. The company incurred one-time transaction costs of $352,000 as the result of a loan assumption transaction that took place during the fourth quarter of 2023 as well as $373,000 in accruals pertaining to ongoing legal matters.

The company’s efficiency ratio was 51.2% for the first quarter of 2024, compared to 47.6% for the first quarter of 2023 and 44.7% for the linked fourth quarter of 2023. The company's adjusted core efficiency ratio, a non-GAAP measure, was 52.0% for the first quarter of 2024, compared to 47.6% for the first quarter of 2023 and 48.7% for the linked fourth quarter of 2023.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” Lake City Bank, a $6.6 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 53 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental monetary and fiscal policies; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2024 FINANCIAL HIGHLIGHTS

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
END OF PERIOD BALANCES	2024	2023	2023
Assets	$6,566,861	$6,524,029	$6,411,529
Investments	1,144,816	1,181,646	1,236,932
Loans	4,997,559	4,916,534	4,754,928
Allowance for Credit Losses	73,180	71,972	71,215
Deposits	5,618,085	5,720,525	5,517,728
Brokered Deposits	185,767	135,405	160,658
Core Deposits (1)	5,432,318	5,585,120	5,357,070
Total Equity	647,009	649,793	602,006
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803
Tangible Common Equity (2)	643,206	645,990	598,203
Adjusted Tangible Common Equity (2)	809,395	800,450	764,815
AVERAGE BALANCES
Total Assets	$6,554,468	$6,514,430	$6,412,080
Earning Assets	6,216,929	6,145,937	6,067,576
Investments	1,158,503	1,107,862	1,250,189
Loans	4,971,020	4,879,695	4,725,427
Total Deposits	5,630,431	5,802,592	5,487,592
Interest Bearing Deposits	4,356,328	4,428,140	3,825,062
Interest Bearing Liabilities	4,532,137	4,441,425	4,066,932
Total Equity	645,007	572,653	585,604
INCOME STATEMENT DATA
Net Interest Income	$47,416	$48,599	$51,519
Net Interest Income-Fully Tax Equivalent	48,683	49,914	52,887
Provision for Credit Losses	1,520	300	4,350
Noninterest Income	12,612	17,208	10,314
Noninterest Expense	30,705	29,445	29,434
Net Income	23,401	29,626	24,278
Pretax Pre-Provision Earnings (2)	29,323	36,362	32,399
PER SHARE DATA
Basic Net Income Per Common Share	$0.91	$1.16	$0.95
Diluted Net Income Per Common Share	0.91	1.16	0.94
Cash Dividends Declared Per Common Share	0.48	0.46	0.46
Dividend Payout	52.75%	39.66%	48.94%
Book Value Per Common Share (equity per share issued)	$25.20	$25.37	$23.51
Tangible Book Value Per Common Share (2)	25.05	25.22	23.36
Market Value – High	$73.22	$67.88	$77.07
Market Value – Low	60.56	45.59	59.55
Basic Weighted Average Common Shares Outstanding	25,657,063	25,614,420	25,583,026
Diluted Weighted Average Common Shares Outstanding	25,747,643	25,732,870	25,742,885
KEY RATIOS
Return on Average Assets	1.44%	1.80%	1.54%
Return on Average Total Equity	14.59	20.52	16.81
	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
KEY RATIOS (continued)	2024	2023	2023
Average Equity to Average Assets	9.84	8.79	9.13
Net Interest Margin	3.15	3.23	3.54
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	51.15	44.74	47.60
Loans to Deposits	88.95	85.95	86.18
Investment Securities to Total Assets	17.43	18.11	19.29
Tier 1 Leverage (3)	12.01	11.82	11.57
Tier 1 Risk-Based Capital (3)	14.21	14.21	13.96
Common Equity Tier 1 (CET1) (3)	14.21	14.21	13.96
Total Capital (3)	15.46	15.47	15.21
Tangible Capital (2)	9.80	9.91	9.34
Adjusted Tangible Capital (2)	12.03	11.99	11.63
ASSET QUALITY
Loans Past Due 30 - 89 Days	$3,177	$3,360	$2,403
Loans Past Due 90 Days or More	7	27	25
Nonaccrual Loans	14,762	15,687	17,715
Nonperforming Loans	14,769	15,714	17,740
Other Real Estate Owned	384	384	100
Other Nonperforming Assets	78	8	82
Total Nonperforming Assets	15,231	16,106	17,922
Individually Analyzed Loans	15,181	16,124	18,188
Non-Individually Analyzed Watch List Loans	168,133	166,961	156,663
Total Individually Analyzed and Watch List Loans	183,314	183,085	174,851
Gross Charge Offs	504	566	5,896
Recoveries	192	133	155
Net Charge Offs/(Recoveries)	312	433	5,741
Net Charge Offs/(Recoveries) to Average Loans	0.03%	0.04%	0.49%
Credit Loss Reserve to Loans	1.46	1.46	1.50
Credit Loss Reserve to Nonperforming Loans	495.51	458.01	401.44
Nonperforming Loans to Loans	0.30	0.32	0.37
Nonperforming Assets to Assets	0.23	0.25	0.28
Total Individually Analyzed and Watch List Loans to Total Loans	3.67%	3.72%	3.68%
OTHER DATA
Full Time Equivalent Employees	628	619	619
Offices	53	53	52

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for March 31, 2024 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and due from banks	$55,533	$70,451
Short-term investments	92,154	81,373
Total cash and cash equivalents	147,687	151,824

Securities available-for-sale, at fair value	1,014,481	1,051,728
Securities held-to-maturity, at amortized cost (fair value of $115,467 and $119,215, respectively)	130,335	129,918
Real estate mortgage loans held-for-sale	1,659	1,158

Loans, net of allowance for credit losses of $73,180 and $71,972	4,924,379	4,844,562

Land, premises and equipment, net	57,890	57,899
Bank owned life insurance	110,067	109,114
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	30,793	30,011
Goodwill	4,970	4,970
Other assets	123,180	121,425
Total assets	$6,566,861	$6,524,029

LIABILITIES
Noninterest bearing deposits	$1,254,200	$1,353,477
Interest bearing deposits	4,363,885	4,367,048
Total deposits	5,618,085	5,720,525

Federal Home Loan Bank advances	200,000	50,000

Accrued interest payable	14,524	20,893
Other liabilities	87,243	82,818
Total liabilities	5,919,852	5,874,236

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,966,500 shares issued and 25,503,425 outstanding as of March 31, 2024
25,903,686 shares issued and 25,430,566 outstanding as of December 31, 2023	125,873	127,692
Retained earnings	703,330	692,760
Accumulated other comprehensive income (loss)	(166,913)	(155,195)
Treasury stock, at cost (463,075 shares and 473,120 shares as of March 31, 2024 and December 31, 2023, respectively)	(15,370)	(15,553)
Total stockholders’ equity	646,920	649,704
Noncontrolling interest	89	89
Total equity	647,009	649,793
Total liabilities and equity	$6,566,861	$6,524,029

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended March 31,
	2024	2023
NET INTEREST INCOME
Interest and fees on loans
Taxable	$82,042	$69,542
Tax exempt	900	901
Interest and dividends on securities
Taxable	3,039	3,513
Tax exempt	3,947	4,300
Other interest income	1,106	964
Total interest income	91,034	79,220

Interest on deposits	41,164	24,918
Interest on short-term borrowings	2,454	2,783
Total interest expense	43,618	27,701

NET INTEREST INCOME	47,416	51,519

Provision for credit losses	1,520	4,350

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	45,896	47,169

NONINTEREST INCOME
Wealth advisory fees	2,455	2,200
Investment brokerage fees	522	534
Service charges on deposit accounts	2,691	2,630
Loan and service fees	2,852	2,846
Merchant and interchange fee income	863	877
Bank owned life insurance income	1,036	691
Mortgage banking income (loss)	52	(99)
Net securities gains (losses)	(46)	16
Other income	2,187	619
Total noninterest income	12,612	10,314

NONINTEREST EXPENSE
Salaries and employee benefits	16,833	16,063
Net occupancy expense	1,740	1,572
Equipment costs	1,412	1,438
Data processing fees and supplies	3,839	3,452
Corporate and business development	1,381	1,431
FDIC insurance and other regulatory fees	789	795
Professional fees	2,463	2,121
Other expense	2,248	2,562
Total noninterest expense	30,705	29,434

INCOME BEFORE INCOME TAX EXPENSE	27,803	28,049
Income tax expense	4,402	3,771
NET INCOME	$23,401	$24,278

BASIC WEIGHTED AVERAGE COMMON SHARES	25,657,063	25,583,026

BASIC EARNINGS PER COMMON SHARE	$0.91	$0.95

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,747,643	25,742,885

DILUTED EARNINGS PER COMMON SHARE	$0.91	$0.94

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	March 31, 2024		December 31, 2023		March 31, 2023
Commercial and industrial loans:
Working capital lines of credit loans	$646,459	12.9%	$604,893	12.3%	$636,171	13.4%
Non-working capital loans	830,817	16.6	815,871	16.6	823,447	17.3
Total commercial and industrial loans	1,477,276	29.5	1,420,764	28.9	1,459,618	30.7

Commercial real estate and multi-family residential loans:
Construction and land development loans	659,712	13.2	634,435	12.9	591,812	12.4
Owner occupied loans	833,410	16.7	825,464	16.8	750,840	15.8
Nonowner occupied loans	744,346	14.9	724,101	14.7	705,830	14.8
Multifamily loans	239,974	4.8	253,534	5.1	217,274	4.5
Total commercial real estate and multi-family residential loans	2,477,442	49.6	2,437,534	49.5	2,265,756	47.5

Agri-business and agricultural loans:
Loans secured by farmland	167,271	3.3	162,890	3.3	178,683	3.8
Loans for agricultural production	200,581	4.0	225,874	4.6	214,299	4.5
Total agri-business and agricultural loans	367,852	7.3	388,764	7.9	392,982	8.3

Other commercial loans	120,302	2.4	120,726	2.5	132,284	2.8
Total commercial loans	4,442,872	88.8	4,367,788	88.8	4,250,640	89.3

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	260,633	5.2	258,103	5.2	221,616	4.7
Open end and junior lien loans	188,927	3.8	189,663	3.9	175,907	3.7
Residential construction and land development loans	10,956	0.2	8,421	0.2	20,393	0.4
Total consumer 1-4 family mortgage loans	460,516	9.2	456,187	9.3	417,916	8.8

Other consumer loans	97,369	2.0	96,022	1.9	89,734	1.9
Total consumer loans	557,885	11.2	552,209	11.2	507,650	10.7
Subtotal	5,000,757	100.0%	4,919,997	100.0%	4,758,290	100.0%
Less: Allowance for credit losses	(73,180)		(71,972)		(71,215)
Net deferred loan fees	(3,198)		(3,463)		(3,362)
Loans, net	$4,924,379		$4,844,562		$4,683,713

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	March 31, 2024	December 31, 2023	March 31, 2023
Noninterest bearing demand deposits	$1,254,200	$1,353,477	$1,548,066
Savings and transaction accounts:
Savings deposits	296,671	301,168	385,353
Interest bearing demand deposits	3,041,025	3,049,059	2,820,146
Time deposits:
Deposits of $100,000 or more	805,832	792,738	577,549
Other time deposits	220,357	224,083	186,614
Total deposits	$5,618,085	$5,720,525	$5,517,728
FHLB advances and other borrowings	200,000	50,000	200,000
Total funding sources	$5,818,085	$5,770,525	$5,717,728

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023			Three Months Ended March 31, 2023
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,916,943	$82,042	6.71%	$4,820,389	$80,631	6.64%	$4,667,867	$69,542	6.04%
Tax exempt (1)	54,077	1,118	8.31	59,306	1,265	8.46	57,560	1,126	7.93
Investments: (1)
Securities	1,158,503	8,035	2.79	1,107,862	8,262	2.96	1,250,189	8,956	2.91
Short-term investments	2,710	33	4.90	2,610	32	4.86	2,242	22	3.98
Interest bearing deposits	84,696	1,073	5.10	155,770	2,067	5.26	89,718	942	4.26
Total earning assets	$6,216,929	$92,301	5.97%	$6,145,937	$92,257	5.96%	$6,067,576	$80,588	5.39%
Less: Allowance for credit losses	(72,433)			(72,165)			(73,266)
Nonearning Assets
Cash and due from banks	68,584			69,563			76,578
Premises and equipment	57,883			58,436			58,319
Other nonearning assets	283,505			312,659			282,873
Total assets	$6,554,468			$6,514,430			$6,412,080

Interest Bearing Liabilities
Savings deposits	$295,650	$49	0.07%	$306,875	$52	0.07%	$392,567	$71	0.07%
Interest bearing checking accounts	3,046,958	30,365	4.01	3,073,570	30,953	4.00	2,757,120	21,402	3.15
Time deposits:
In denominations under $100,000	224,139	1,918	3.44	220,678	1,810	3.25	180,502	642	1.44
In denominations over $100,000	789,581	8,832	4.50	827,017	9,339	4.48	494,873	2,803	2.30
Miscellaneous short-term borrowings	175,809	2,454	5.61	13,285	189	5.64	241,870	2,783	4.67
Total interest bearing liabilities	$4,532,137	$43,618	3.87%	$4,441,425	$42,343	3.78%	$4,066,932	$27,701	2.76%
Noninterest Bearing Liabilities
Demand deposits	1,274,103			1,374,452			1,662,530
Other liabilities	103,221			125,900			97,014
Stockholders' Equity	645,007			572,653			585,604
Total liabilities and stockholders' equity	$6,554,468			$6,514,430			$6,412,080
Interest Margin Recap
Interest income/average earning assets		92,301	5.97%		92,257	5.96%		80,588	5.39%
Interest expense/average earning assets		43,618	2.82		42,343	2.73		27,701	1.85
Net interest income and margin		$48,683	3.15%		$49,914	3.23%		$52,887	3.54%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.27 million, $1.32 million and $1.37 million in the three-month periods ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
Total Equity	$647,009	$649,793	$602,006
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Common Equity	643,206	645,990	598,203
Market Value Adjustment in AOCI	166,189	154,460	166,612
Adjusted Tangible Common Equity	809,395	800,450	764,815

Assets	$6,566,861	$6,524,029	$6,411,529
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Assets	6,563,058	6,520,226	6,407,726
Market Value Adjustment in AOCI	166,189	154,460	166,612
Adjusted Tangible Assets	6,729,247	6,674,686	6,574,338

Ending Common Shares Issued	25,677,399	25,614,585	25,607,663

Tangible Book Value Per Common Share	$25.05	$25.22	$23.36

Tangible Common Equity/Tangible Assets	9.80%	9.91%	9.34%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.03%	11.99%	11.63%

Net Interest Income	$47,416	$48,599	$51,519
Plus: Noninterest Income	12,612	17,208	10,314
Minus: Noninterest Expense	(30,705)	(29,445)	(29,434)

Pretax Pre-Provision Earnings	$29,323	$36,362	$32,399

Adjusted core noninterest income, adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of the wire fraud loss that occurred during the second quarter of 2023, related insurance and loss recoveries, and corresponding adjustments to salaries and employee benefits expense for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023
Noninterest Income	$12,612	$17,208	$10,314
Less: Recoveries	(1,000)	(6,300)	0
Adjusted Core Noninterest Income	$11,612	$10,908	$10,314

Noninterest Expense	$30,705	$29,445	$29,434
Less: Wire Fraud Loss	0	0	0
Plus: Salaries and Employee Benefits (1)	0	(453)	0
Adjusted Core Noninterest Expense	$30,705	$28,992	$29,434

Earnings Before Income Taxes	$27,803	$36,062	$28,049
Adjusted Core Impact:
Noninterest Income	(1,000)	(6,300)	0
Noninterest Expense	0	453	0
Total Adjusted Core Impact	(1,000)	(5,847)	0
Adjusted Earnings Before Income Taxes	26,803	30,215	28,049
Tax Effect	(4,153)	(4,996)	(3,771)
Core Operational Profitability (2)	$22,650	$25,219	$24,278

Diluted Earnings Per Common Share	$0.91	$1.16	$0.94
Impact of Wire Fraud Loss, Net of Recoveries	(0.03)	(0.18)	0.00
Core Operational Diluted Earnings Per Common Share	$0.88	$0.98	$0.94

Adjusted Core Efficiency Ratio	52.02%	48.72%	47.60%

(1)In 2023, long-term, incentive-based compensation accruals were reduced as a result of the wire fraud loss.
(2)Core operational profitability was $751,000 lower and $4.4 million lower than reported net income for the three months ended March 31, 2024 and December 31, 2023, respectively.

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